Soloist®
Individual Deferred Variable Annuity Contracts
Issued by
Nationwide Life Insurance Company
through its
Nationwide Variable Account
Summary Prospectus for New Investors
May 1, 2022
This summary prospectus summarizes key features of the contract.
Before you invest, you should also review the statutory prospectus for the contract, which contains more information about the contract’s features, benefits, and risks. You can find this document and other information about the contract online at https://nationwide.onlineprospectus.net/NW/C000024492NW/index.php?ctype=product_prospectus. You can also obtain this information at no cost by calling 1-800-848-6331 or by sending an email request to FLSS@nationwide.com@nationwide.com.
Under state insurance laws, Contract Owners have the right, during a limited period of time, to examine their contract and decide if they want to keep it or cancel it. This right is referred to as a "free look" right. The length of this time period depends on state law and may vary depending on whether the purchase is a replacement of another annuity contract. For ease of administration, Nationwide will honor any free look cancellation request that is in good order and received at the Service Center or postmarked within 30 days after the contract issue date (see Right to Examine and Cancel and Contacting the Service Center in the statutory prospectus).
If the Contract Owner elects to cancel the contract pursuant to the free look provision, where required by law, Nationwide will return the greater of the Contract Value or the amount of purchase payment(s) applied during the free look period, less any withdrawals from the contract, and applicable federal and state income tax withholding. Otherwise, Nationwide will return the Contract Value, less any withdrawals from the contract, and applicable federal and state income tax withholding (see Right to Examine and Cancel in the statutory prospectus).
You should review the statutory prospectus, or consult with your financial professional, for additional information about the specific cancellation terms that apply.
Additional information about certain investment products, including variable annuities, has been prepared by the SEC’s staff and is available at Investor.gov.

Glossary of Special Terms
Accumulation Unit – An accounting unit of measure used to calculate the Contract Value allocated to the Variable Account before the Annuitization Date.
Annuitant – The person(s) whose length of life determines how long annuity payments are paid. The Annuitant must be living on the date the contract is issued.
Annuitization Date – The date on which annuity payments begin.
Contract Anniversary – Each recurring one-year anniversary of the date the contract was issued.
Contract Owner(s) – The person(s) who owns all rights under the contract.
Contract Value – The value of all Accumulation Units in a contract plus any amount held in the Fixed Account.
Contract Year – Each year the contract is in force beginning with the date the contract is issued.
Daily Net Assets – A figure that is calculated at the end of each Valuation Date and represents the sum of all the Contract Owners' interests in the Sub-Accounts after the deduction of underlying mutual fund expenses.
Fixed Account – An investment option that is funded by Nationwide's General Account. Amounts allocated to the Fixed Account will receive periodic interest subject to a guaranteed minimum crediting rate.
General Account – All assets of Nationwide other than those of the Variable Account or in other separate accounts of Nationwide.
Individual Retirement Account – An account that qualifies for favorable tax treatment under Section 408(a) of the Internal Revenue Code, but does not include Roth IRAs.
Individual Retirement Annuity or IRA – An annuity contract that qualifies for favorable tax treatment under Section 408(b) of the Internal Revenue Code, but does not include Roth IRAs or Simple IRAs.
Nationwide – Nationwide Life Insurance Company.
Net Asset Value – The value of one share of an underlying mutual fund at the close of regular trading on the New York Stock Exchange.
Qualified Plan – A retirement plan that receives favorable tax treatment under Section 401 or 403(a) of the Internal Revenue Code.
Roth IRA – An annuity contract that qualifies for favorable tax treatment under Section 408A of the Internal Revenue Code.
SEC – Securities and Exchange Commission.
Service Center – The department of Nationwide responsible for receiving all service and transaction requests relating to the contract. For service and transaction requests submitted other than by telephone (including fax requests), the Service Center is Nationwide's mail and document processing facility. For service and transaction requests communicated by telephone, the Service Center is Nationwide's operations processing facility. Information on how to contact the Service Center is in the Contacting the Service Center provision in the statutory prospectus.
Simple IRA – An Individual Retirement Account as defined by Section 408(a) or an Individual Retirement Annuity as defined by Section 408(b) of the Internal Revenue Code to which the only contributions that can be made are contributions under a Simple Plan and rollovers or transfers from another Simple IRA.
Simple Plan – The Savings Incentive Match Plan for Employees of Small Employers. This plan is a written arrangement established under Section 408(p) of the Internal Revenue Code which provides a simplified tax-favored retirement plan for Small Employers. In a Simple Plan, each employee may choose whether to have the Small Employer make payments as contributions under the Simple Plan or to receive these payments directly in cash. A Small Employer that chooses to establish a Simple Plan must make either matching contributions or non-elective contributions. All contributions under a Simple Plan are made to Simple IRAs.
Small Employer – An employer that had no more than 100 employees who earned $5,000 or more in compensation during the preceding calendar year.
Sub-Accounts – Divisions of the Variable Account, each of which invests in a single underlying mutual fund.

Valuation Date – Each day the New York Stock Exchange is open for business or any other day during which there is a sufficient degree of trading such that the current Net Asset Value of the underlying mutual fund shares might be materially affected. Values of the Variable Account are determined as of the close of regular trading on the New York Stock Exchange, which generally closes at 4:00 p.m. EST.
Valuation Period – The period of time commencing at the close of a Valuation Date and ending at the close of regular trading on the New York Stock Exchange for the next succeeding Valuation Date.
Variable Account – Nationwide Variable Account, a separate account that Nationwide established to hold Contract Owner assets allocated to variable investment options. The Variable Account is divided into Sub-Accounts, each of which invests in a separate underlying mutual fund.

Important Information You Should Consider About the Contract
FEES AND EXPENSES (see Additional Information About Fees later in this summary prospectus and Charges and Deductions in the statutory prospectus)
Charges for Early Withdrawals	If the Contract Owner withdraws money from the contract within 7 years following his/her last purchase payment, a Contingent Deferred Sales Charge (or "CDSC") may apply (see Contingent Deferred Sales Charge in the statutory prospectus). The CDSC is used to recoup sales and other expenses associated with the contract that Nationwide incurs during the early years of the contract. The CDSC will not exceed 7% of the amount of purchase payments withdrawn, declining to 0% over 7 years.

For example, for a contract with a $100,000 investment, a withdrawal taken during the CDSC period could result in a CDSC of up to $7,000.
Ongoing Fees and Expenses (annual charges)	The table below describes the fees and expenses that you may pay each year, depending on the options chosen. Please refer to your contract specifications page for information about the specific fees you will pay each year based on the options you have elected.
	Annual Fee	Minimum	Maximum
	Base Contract	1.30% [1]	1.33% [1]
	Investment options (underlying mutual fund fees and expenses)	0.51% [2]	2.11% [2]
[1] As a percentage of Variable Account value. [2] As a percentage of underlying mutual fund assets.
Because each contract is customizable, the options elected affect how much each Contract Owner will pay. To help you understand the cost of owning the contract, the following table shows the lowest and highest cost a Contract Owner could pay each year, based on current charges. This estimate assumes that no withdrawals are taken from the contract, which could add a CDSC that substantially increases costs.
	Lowest Annual Cost Estimate: $1,691.74	Highest Annual Cost Estimate: $2,952.21
	Assumes: • Investment of $100,000 • 5% annual appreciation • Least expensive underlying mutual fund fees and expenses • No CDSC • No additional purchase payments, transfers or withdrawals	Assumes: • Investment of $100,000 • 5% annual appreciation • Most expensive underlying mutual fund fees and expenses • No CDSC • No additional purchase payments, transfers or withdrawals

RISKS
Risk of Loss	Contract Owners of variable annuities can lose money by investing in the contract, including loss of principal (see Principal Risks in the statutory prospectus).
Not a Short-Term Investment	The contract is not a short-term investment and is not appropriate for an investor who needs ready access to cash. Nationwide has designed the contract to offer features, pricing, and investment options that encourage long-term ownership (see Principal Risks in the statutory prospectus).

A CDSC may apply for up to 7 years following the last purchase payment and could reduce the value of the contract if purchase payments are withdrawn during that time (see Contingent Deferred Sales Charge in the statutory prospectus). The benefits of tax deferral provided through an Individual Retirement Account or a Qualified Plan also mean that the contract is more beneficial to investors with a long time horizon (see Principal Risks in the statutory prospectus).

RISKS
Risks Associated with Investment Options	• Investment in this contract is subject to the risk of poor investment performance of the investment options chosen by the Contract Owner.
• Each investment option (including the Fixed Account) has its own unique risks.
• Review the prospectuses and disclosures for the investment options before making an investment decision.
See Principal Risks in the statutory prospectus.
Insurance Company Risks	Investment in the contract is subject to the risks associated with Nationwide, including that any obligations (including interest payable for allocations to the Fixed Account), guarantees, or benefits are subject to the claims-paying ability of Nationwide. More information about Nationwide , including its financial strength ratings, is available by contacting Nationwide at the address and/or toll-free phone number indicated in Contacting the Service Center (see Principal Risks in the statutory prospectus).
RESTRICTIONS
Investments	• Nationwide reserves the right to add, remove, and substitute investment options available under the contract (see The Sub-Accounts and Underlying Mutual Funds in the statutory prospectus).
• Allocations to the Fixed Account may not be transferred to another investment option except at the end of a Fixed Account interest rate guarantee period (see The Fixed Account in the statutory prospectus).
TAXES
Tax Implications	• Consult with a tax professional to determine the tax implications of an investment in and payments received under this contract.
• If the contract is purchased through a tax-qualified plan or IRA , there is no additional tax deferral.
• Earnings in the contract are taxed at ordinary income tax rates at the time of withdrawals and there may be a tax penalty if withdrawals are taken before the Contract Owner reaches age 59½.
See Appendix C: Contract Types and Tax Information in the statutory prospectus.
CONFLICTS OF INTEREST
Investment Professional Compensation	Some financial professionals receive compensation for selling the contract. Compensation can take the form of commission and other indirect compensation in that Nationwide may share the revenue it earns on this contract with the financial professional’s firm. This conflict of interest may influence a financial professional, as these financial professionals may have a financial incentive to offer or recommend this contract over another investment (see The Contract in General in the statutory prospectus).
Exchanges	Some financial professionals may have a financial incentive to offer an investor a new contract in place of the one he/she already owns. An investor should only exchange his/her contract if he/she determines, after comparing the features, fees, and risks of both contracts, that it is preferable for him/her to purchase the new contract, rather than to continue to own the existing one (see The Contract in General in the statutory prospectus).

Overview of the Contract
Purpose of the Contract
The contract is intended to be a long-term investment vehicle to assist investors in saving for and living in retirement. Nationwide has designed the contract to offer features, pricing, and investment options that encourage long-term ownership. It provides the Contract Owner with a stream of periodic income payments upon the Contract Owner’s retirement. During the years leading up to those income payments, the Contract Owner manages his/her assets in the contract according to their specific goals and risk preferences by directing the allocation and reallocation among a variety of investment options. Contract growth is tax-deferred through the tax deferral provided by the Individual Retirement Account or Qualified Plan, meaning that gains in the contract are not taxable until withdrawn from the Individual Retirement Account or Qualified Plan. Finally, in the event that the Annuitant dies before beginning income payments, the contract offers a death benefit.
Prospective purchasers should consult with a financial professional to determine whether this contract is appropriate for them, taking into consideration their particular needs, including investment objectives, risk tolerance, investment time horizon, marital status, tax situation, and other personal characteristics. Generally speaking, this contract is intended to provide benefits to a single individual and his/her beneficiaries. The contract is not intended to be used by institutional investors, in connection with other Nationwide contracts that have the same Annuitant, or in connection with other Nationwide contracts that have different Annuitants but the same Contract Owner. It is not intended to be sold to a terminally ill Contract Owner or Annuitant.
Phases of the Contract
The contract exists in two separate phases: accumulation (savings) and annuitization (income). During the accumulation phase, the contract offers a variety of investment options to which the Contract Owner can allocate and reallocate his/her Contract Value. The investment options available under the contract consist of Sub-Accounts that invest in underlying mutual funds, which offer a variable rate of return, and a Fixed Account, which offers a fixed rate of return. Additional information about the underlying mutual funds is available in Appendix: Underlying Mutual Funds Available Under the Contract.
During the annuitization phase, Nationwide makes periodic income payments to the Annuitant. At the time of annuitization, the Annuitant elects the duration of the annuity payments – either for a fixed period of time or for the duration of the Annuitant’s (and possibly the Annuitant’s spouse’s) life. The Annuitant also elects whether the annuity payments will be fixed or variable. If the Annuitant elects variable annuity payments, the Annuitant controls the allocation/reallocation of annuitized assets among the available Sub-Accounts. After annuitization begins, the only value associated with the contract is the stream of annuity payments; unless otherwise specified in the annuity option, the Annuitant cannot withdraw value from the contract over and above the annuity payments. Additionally, once annuitization has begun, there is no death benefit, which means that upon the death of the Annuitant (and the Annuitant’s spouse if a joint annuity option was elected), all payments stop and the contract terminates, unless the particular annuitization option provides otherwise.
Contract Features
Investment Options. Contract Owners can allocate Contract Value to Sub-Accounts that invest in underlying mutual funds, and/or the Fixed Account. Contract Owners can reallocate those assets at their discretion, subject to certain restrictions.
Deposits to the Contract. Contract Owners can apply additional purchase payments to the contract until the Annuitization Date, subject to certain restrictions.
Withdrawals from the Contract. Contract Owners can withdraw some or all of their Contract Value at any time prior to annuitization, subject to certain restrictions. A CDSC may apply. After annuitization, withdrawals other than annuity payments are not permitted.
Death Benefit. During the accumulation phase, the contract contains a standard death benefit (the greater of (i) Contract Value or (ii) net purchase payments) at no additional charge. If the Annuitant dies prior to his or her 75th birthday and before the Annuitization Date, the death benefit will be the greater of (i) Contract Value or (ii) net purchase payments. If the Annuitant dies on or after his or her 75th birthday and before the Annuitization Date, the death benefit will equal the Contract Value.

Annuity Payments. On the Annuitization Date, Nationwide will make annuity payments based on the annuity payment option chosen prior to annuitization.
Tax Deferral. Generally, Contract Owners will not be taxed on any earnings on the assets in the contract until such earnings are distributed from the contract. How each contract’s distributions are taxed depends on the type of contract issued. Note that if this contract is issued in connection with a plan that qualifies for special income tax treatment under the Code , the contract does not provide additional tax deferral benefits (see Appendix C: Contract Types and Tax Information in the statutory prospectus).
Cancellation of the Contract. Under state insurance laws, Contract Owners have the right, during a limited period of time, to examine their contract and decide if they want to keep it or cancel it. Nationwide will honor any free look cancellation request that is in good order and received at the Service Center or postmarked within 30 days after the contract issue date (see Right to Examine and Cancel and Contacting the Service Center in the statutory prospectus).
Contract Owner Services. The contract offers several services at no additional charge to assist Contract Owners in managing their contract, including:
•	Asset Rebalancing
•	Dollar Cost Averaging
•	Enhanced Fixed Account Dollar Cost Averaging
•	Systematic Withdrawals
Benefits Under the Contract
The following tables summarize information about the benefits under the contract.
Standard Benefits Table
Name of Benefit	Purpose	Maximum Fee	Brief Description of Restrictions/Limitations
Standard Death Benefit	Death benefit upon death of Annuitant prior to Annuitization	None	• Nationwide may limit purchase payments to $1,000,000
Asset Rebalancing (see Contract Owner Services in the statutory prospectus)	Automatic reallocation of assets on a predetermined percentage basis	None
Dollar Cost Averaging (see Contract Owner Services in the statutory prospectus)	Long-term transfer program involving automatic transfer of assets	None	• Transfers are only permitted from the Fixed Account and a limited number of Sub-Accounts
• Transfers may not be directed to the Fixed Account
• Transfers from the Fixed Account must be equal to or less than 1/30th of the Fixed Account value at the time the program is requested
Enhanced Fixed Account Dollar Cost Averaging (see Contract Owner Services in the statutory prospectus)	Long-term transfer program involving automatic transfer of Fixed Account allocations with higher interest crediting rate	None	• Transfers are only permitted from the Fixed Account • Only new purchase payments to the contract are eligible for the program • Transfers may not be directed to the Fixed Account
Systematic Withdrawals (see Contract Owner Services in the statutory prospectus)	Automatic withdrawals of Contract Value on a periodic basis	None	• Withdrawals must be at least $100 each

Buying the Contract
Minimum Initial and Subsequent Premium Payment
All purchase payments must be paid in the currency of the United States of America. There are no minimum initial or subsequent purchase payment requirements.
Application of Purchase Payments
Initial Purchase Payments
Initial purchase payments will be priced at the Accumulation Unit value next determined no later than two business days after receipt of an order to purchase if the application and all necessary information are complete and are received at the Service Center before the close of regular trading on the New York Stock Exchange, which generally occurs at 4:00 p.m. EST. If the order is received after the close of regular trading on the New York Stock Exchange, the initial purchase payment will be priced within two business days after the next Valuation Date.
If an incomplete application is not completed within five business days after receipt at the Service Center, the prospective purchaser will be informed of the reason for the delay. The purchase payment will be returned unless the prospective purchaser specifically consents to allow Nationwide to hold the purchase payment until the application is completed.
Subsequent Purchase Payments
Any subsequent purchase payment received at the Service Center (along with all necessary information) before the close of regular trading on the New York Stock Exchange on any Valuation Date will be priced at the Accumulation Unit value next determined after receipt of the purchase payment. If a subsequent purchase payment is received at the Service Center (along with all necessary information) after the close of regular trading on the New York Stock Exchange, it will be priced at the Accumulation Unit value determined on the following Valuation Date.
Making Withdrawals: Accessing the Money in Your Contract
Surrender/Withdrawal Prior to Annuitization
Prior to annuitization and before the Annuitant's death, Contract Owners may generally withdraw some or all of their Contract Value. Withdrawals from the contract may be subject to federal income tax and/or a tax penalty (see Appendix C: Contract Types and Tax Information in the statutory prospectus). Withdrawal requests may be submitted in writing or by telephone to the Service Center and Nationwide may require additional information. Requests submitted by telephone may be subject to dollar amount limitations and may be subject to payment and other restrictions to prevent fraud. Nationwide reserves the right to require written requests to be submitted on current Nationwide forms for withdrawals. Nationwide reserves the right to remove the ability to submit requests by telephone upon written notice. Contact the Service Center for current limitations and restrictions. When taking a full surrender, Nationwide may require that the contract accompany the request. Nationwide may require a signature guarantee. Withdrawals are subject to the CDSC provisions of the contract.
Surrender and withdrawal requests will receive the Accumulation Unit value next determined at the end of the current Valuation Period if the request and all necessary information is received at the Service Center before the close of regular trading on the New York Stock Exchange (generally, 4:00 pm EST). If the request and all necessary information is received after the close of regular trading on the New York Stock Exchange, the request will receive the Accumulation Unit value determined at the end of the next Valuation Day.
Nationwide will pay any amounts withdrawn from the Sub-Accounts within seven days after the request is received in good order at the Service Center (see Determining the Contract Value in the statutory prospectus). However, Nationwide may suspend or postpone payment when it is unable to price a purchase payment or transfer, or as permitted or required by federal securities laws and rules and regulations of the SEC .
Nationwide is required by state law to reserve the right to postpone payment or transfer of assets from the Fixed Account for a period of up to six months from the date of the withdrawal or transfer request.
Surrender/Withdrawal After Annuitization
After the Annuitization Date, withdrawals other than regularly scheduled annuity payments are not permitted.

Additional Information About Fees
The following tables describe the fees and expenses that a Contract Owner will pay when buying, owning, and surrendering or making withdrawals from the contract. Please refer to the contract specifications page for information about the specific fees the Contract Owner will pay each year based on the options elected.
The first table describes the fees and expenses a Contract Owner will pay at the time the Contract Owner buys the contract, surrenders or makes withdrawals from the contract, or transfers Contract Value between investment options. State premium taxes may also be deducted.
Transaction Expenses
Maximum Contingent Deferred Sales Charge ("CDSC") for contracts issued on or after January 1,1993 (as a percentage of purchase payments surrendered)	7% [1]
Range of CDSC over time:
Number of Completed Years from Date of Purchase Payment	0	1	2	3	4	5	6	7
CDSC Percentage	7%	6%	5%	4%	3%	2%	1%	0%
Some state jurisdictions require a lower CDSC schedule. Please refer to your contract for state specific information.
Maximum CDSC for contracts issued prior to January 1, 1993	5% [2]
Maximum Short-Term Trading Fee (as a percentage of transaction amount)	1%

The next table describes the fees and expenses that a Contract Owner will pay each year during the time that the Contract Owner owns the contract (not including underlying mutual fund fees and expenses).
Annual Contract Expenses
Administrative Expense[3]	$30
Base Contract Expenses[4] (assessed as an annualized percentage of the Daily Net Assets)	1.30%

[1]	As required by federal law, no CDSC will be assessed to contracts issued under a Simple Plan. References throughout this prospectus to CDSC do not apply to contracts issued under Simple Plans.
[2]	After the first year from the date of any purchase payment, the Contract Owner may withdraw 5% of that purchase payment without a CDSC.
[3]	Throughout the statutory prospectus, the Administrative Expense will be referred to as the Contract Maintenance Charge. The Contract Maintenance charge is deducted annually from all contracts on each Contract Anniversary and upon a full surrender of the contract.
[4]	Throughout the statutory prospectus, the Base Contract Expenses will be referred to as Mortality and Expense Risk Charge and/or Administrative Charge, as appropriate. These charges apply only to Sub-Account allocations. They do not apply to allocations made to the Fixed Account.
The next item shows the minimum and maximum total operating expenses charged by the underlying mutual funds that the Contract Owner may pay periodically during the life of the contract. A complete list of the underlying mutual funds available under the contract, including their annual expenses, may be found in Appendix: Underlying Mutual Funds Available Under the Contract.
Annual Underlying Mutual Fund Expenses
	Minimum	Maximum
(Expenses that are deducted from underlying mutual fund assets, including management fees, distribution and/or service (12b-1) fees, and other expenses, as a percentage of average underlying mutual fund assets.)	0.51%	2.11%
Example
This Example is intended to help Contract Owners compare the cost of investing in the contract with the cost of investing in other variable annuity contracts. These costs include transaction expenses, annual contract expenses, and annual underlying mutual fund expenses.

The Example assumes:
•	a $100,000 investment in the contract for the time periods indicated;
•	a 5% return each year;
•	the maximum and the minimum annual underlying mutual fund expenses;
•	the seven year CDSC schedule;
Although your actual costs may be higher or lower, based on these assumptions, your costs would be:
	If the contract is surrendered at the end of the applicable time period				If the contract is annuitized at the end of the applicable time period				If the contract is not surrendered
	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.	1 Yr.	3 Yrs.	5 Yrs.	10 Yrs.
Maximum Annual Underlying Mutual Fund Expenses (2.11%)	$9,612	$14,987	$20,568	$38,462	*	$10,987	$18,568	$38,462	$3,612	$10,987	$18,568	$38,462
Minimum Annual Underlying Mutual Fund Expenses (0.51%)	$7,932	$ 9,976	$12,271	$22,218	*	$ 5,976	$10,271	$22,218	$1,932	$ 5,976	$10,271	$22,218
*	The contracts sold under this prospectus do not permit annuitization during the first two Contract Years

Appendix: Underlying Mutual Funds Available Under the Contract
The following is a list of underlying mutual funds available under the contract. More information about the underlying mutual funds is available in the prospectuses for the underlying mutual funds, which may be amended from time to time and can be found online at https://nationwide.onlineprospectus.net/NW/C000024492NW/index.php. This information can also be obtained at no cost by calling 1-800-848-6331 or by sending an email request to FLSS@nationwide.com. Depending on the optional benefits chosen, access to certain underlying mutual funds may be limited.
The current expenses and performance information below reflects fees and expenses of the underlying mutual funds, but do not reflect the other fees and expenses that the contract may charge. Expenses would be higher and performance would be lower if these other charges were included. Each underlying mutual fund’s past performance is not necessarily an indication of future performance.
Type	Underlying Mutual Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2021)
			1 year	5 year	10 year
Alternative	abrdn Global Absolute Return Strategies Fund - Institutional Service Class (formerly, Aberdeen Global Absolute Return Strategies Fund: Institutional Service Class) Investment Advisor: abrdn Inc. Sub-Advisor: Aberdeen Asset Managers Limited	0.81%*	-2.36%	2.70%	1.87%
Equity	abrdn U.S. Sustainable Leaders Fund - Institutional Service Class (formerly, Aberdeen U.S. Sustainable Leaders Fund: Institutional Service Class) Investment Advisor: abrdn Inc.	0.97%*	25.04%	19.49%	15.34%
Equity	Allspring Special Large Cap Value Fund - Administrative Class (formerly, Allspring Classic Value Fund - Administrative Class) Investment Advisor: Allspring Funds Management, LLC Sub-Advisor: Allspring Global Investments, LLC	0.95%*	23.96%	12.73%	12.77%
Equity	American Century Disciplined Core Value Fund: Investor Class Investment Advisor: American Century Investment Management, Inc.	0.66%	23.70%	14.02%	13.70%
Fixed Income	American Century Short-Term Government Fund: Investor Class Investment Advisor: American Century Investment Management, Inc.	0.55%	-0.08%	1.48%	0.81%
Equity	American Century Ultra® Fund: Investor Class Investment Advisor: American Century Investment Management, Inc.	0.97%	23.21%	26.95%	20.16%
Equity	American Century Variable Portfolios, Inc. - American Century VP International Fund: Class II Investment Advisor: American Century Investment Management, Inc.	1.14%*	8.60%	14.16%	9.89%
Equity	BNY Mellon Appreciation Fund, Inc.: Investor Shares Investment Advisor: BNY Mellon Investment Adviser, Inc. Sub-Advisor: Fayez Sarofim & Co.	0.88%	27.02%	20.34%	14.34%
Fixed Income	BNY Mellon Core Plus Fund: Class A Investment Advisor: BNY Mellon Investment Adviser, Inc. Sub-Advisor: Insight North America LLC	0.70%*	-0.84%	4.58%	4.14%
Equity	BNY Mellon S&P 500 Index Fund Investment Advisor: BNY Mellon Investment Adviser, Inc.	0.50%*	28.07%	17.88%	15.97%
Fixed Income	Delaware High-Yield Opportunities Fund: Institutional Class Investment Advisor: Delaware Management Company, Inc.	0.69%*	5.34%	6.12%	6.19%

Type	Underlying Mutual Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2021)
			1 year	5 year	10 year
Fixed Income	Federated Hermes Corporate Bond Fund: Class F Shares Investment Advisor: Federated Investment Management Company	0.86%*	-0.07%	5.08%	4.79%
Fixed Income	Federated Hermes Opportunistic High Yield Bond Fund: Service Shares Investment Advisor: Federated Investment Management Company	0.98%*	7.81%	6.31%	7.55%
Allocation	Fidelity Advisor® Balanced Fund: Class M Investment Advisor: Fidelity Management & Research Company (FMR) Sub-Advisor: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited and Fidelity Management & Research (Japan) Limited	1.07%	17.59%	14.30%	11.83%
Equity	Fidelity Advisor® Equity Income Fund: Class M Investment Advisor: Fidelity Management & Research Company (FMR) Sub-Advisor: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited and Fidelity Management & Research (Japan) Limited	1.14%	21.74%	9.32%	10.85%
Equity	Fidelity Advisor® Growth Opportunities Fund: Class M Investment Advisor: Fidelity Management & Research Company (FMR) Sub-Advisor: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited and Fidelity Management & Research (Japan) Limited	1.28%	11.14%	31.95%	22.36%
Equity	Fidelity Equity-Income Fund Investment Advisor: Fidelity Management & Research Company (FMR) Sub-Advisor: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited and Fidelity Management & Research (Japan) Limited	0.60%	24.37%	12.01%	12.50%
Equity	Fidelity Magellan® Fund Investment Advisor: Fidelity Management & Research Company (FMR) Sub-Advisor: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited and Fidelity Management & Research (Japan) Limited	0.79%	26.99%	20.61%	17.67%
Allocation	Fidelity Puritan Fund Investment Advisor: Fidelity Management & Research Company (FMR) Sub-Advisor: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited and Fidelity Management & Research (Japan) Limited	0.51%	18.93%	14.62%	12.35%
Equity	Fidelity Variable Insurance Products Fund - VIP Overseas Portfolio: Service Class 2 Investment Advisor: Fidelity Management & Research Company (FMR) Sub-Advisor: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited, Fidelity Management & Research (Japan) Limited, FIL Investment Advisors, FIL Investment Advisors (UK) Limited and FIL Investments (Japan) Limited	1.02%	19.38%	14.15%	10.54%

Type	Underlying Mutual Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2021)
			1 year	5 year	10 year
Allocation	Fidelity® Asset Manager 50% Investment Advisor: Fidelity Management & Research Company (FMR) Sub-Advisor: FMR Investment Management (UK) Limited, Fidelity Management & Research (Hong Kong) Limited and Fidelity Management & Research (Japan) Limited	0.62%	9.85%	9.97%	8.59%
Allocation	Franklin Mutual Series Fund, Inc. - Mutual Shares Fund: Class A Investment Advisor: Franklin Mutual Advisers, LLC	1.26%*	19.06%	6.52%	9.11%
Equity	Invesco - Invesco V.I. Global Fund: Series II Investment Advisor: Invesco Advisers, Inc.	1.03%	15.17%	17.87%	13.95%
Equity	Invesco Discovery Mid Cap Growth Fund: Class A Investment Advisor: Invesco Advisers, Inc.	1.03%	18.86%	22.61%	17.28%
Equity	Lazard U.S. Small-Mid Cap Equity Portfolio: Open Shares Investment Advisor: Lazard Asset Management LLC	1.22%	19.58%	10.10%	12.20%
Fixed Income	MFS® Income Fund: Class A Investment Advisor: Massachusetts Financial Services Company	0.73%*	-0.29%	4.61%	4.33%
Equity	Nationwide BNY Mellon Dynamic U.S. Core Fund - Class A Investment Advisor: Nationwide Fund Advisors Sub-Advisor: Newton Investment Management North America, LLC	0.81%*	30.03%	21.45%	16.96%
Fixed Income	Nationwide Bond Fund: Institutional Service Class Investment Advisor: Nationwide Fund Advisors Sub-Advisor: Nationwide Asset Management, LLC	0.52%*	-0.94%	3.77%	3.45%
Equity	Nationwide Fund: Institutional Service Class Investment Advisor: Nationwide Fund Advisors Sub-Advisor: Wellington Management Company LLP	0.65%*	24.97%	17.71%	15.61%
Money Market	Nationwide Government Money Market Fund: Investor Shares Investment Advisor: Nationwide Fund Advisors Sub-Advisor: Dreyfus Cash Investment Strategies, a division of BNY Mellon Investment Adviser, Inc.	0.56%*	0.00%	0.72%	0.36%
Fixed Income	Nationwide Inflation-Protected Securities Fund: Institutional Service Class Investment Advisor: Nationwide Fund Advisors Sub-Advisor: Nationwide Asset Management, LLC	0.45%*	4.97%	4.92%
Equity	Nationwide S&P 500 Index Fund: Service Class Investment Advisor: Nationwide Fund Advisors Sub-Advisor: BlackRock Investment Management, LLC	0.59%	27.91%	17.80%	15.89%
Equity	Nationwide Variable Insurance Trust - NVIT AllianzGI International Growth Fund: Class II Investment Advisor: Nationwide Fund Advisors Sub-Advisor: Allianz Global Investors U.S. LLC	1.22%*	-1.41%	15.61%	10.69%
Allocation	Nationwide Variable Insurance Trust - NVIT Investor Destinations Aggressive Fund: Class II Investment Advisor: Nationwide Fund Advisors	0.91%	15.50%	11.71%	11.31%
Allocation	Nationwide Variable Insurance Trust - NVIT Investor Destinations Conservative Fund: Class II Investment Advisor: Nationwide Fund Advisors	0.83%	2.75%	4.50%	4.08%
Allocation	Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderate Fund: Class II Investment Advisor: Nationwide Fund Advisors	0.86%	10.31%	8.82%	8.28%

Type	Underlying Mutual Fund and Adviser/Subadviser	Current Expenses	Average Annual Total Returns (as of 12/31/2021)
			1 year	5 year	10 year
Allocation	Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Aggressive Fund: Class II Investment Advisor: Nationwide Fund Advisors	0.87%	13.62%	10.85%	10.17%
Allocation	Nationwide Variable Insurance Trust - NVIT Investor Destinations Moderately Conservative Fund: Class II Investment Advisor: Nationwide Fund Advisors	0.84%	6.70%	6.68%	6.20%
Alternative	Nationwide Variable Insurance Trust - NVIT J.P. Morgan Mozaic℠ Multi-Asset Fund: Class II Investment Advisor: Nationwide Fund Advisors Sub-Advisor: J.P. Morgan Investment Management Inc.	0.93%*	7.07%
Equity	Neuberger Berman Sustainable Equity Fund: Trust Class Investment Advisor: Neuberger Berman Investment Advisers LLC	1.02%	23.17%	15.47%	14.22%
Allocation	Virtus Tactical Allocation Fund: Class A Investment Advisor: Virtus Investment Advisers, Inc. Sub-Advisor: Kayne Anderson Rudnick Investment Management, LLC ("KAR") (equity portion) and Newfleet Asset Management, LLC ("Newfleet") (fixed income portion), each an affiliate of VIA.	0.99%*	6.58%	14.91%	10.35%
*	This underlying mutual fund’s current expenses reflect a temporary fee reduction.

Outside back cover page
This summary prospectus incorporates by reference the statutory prospectus and Statement of Additional Information, both dated May 1, 2022, as amended or supplemented. The statutory prospectus and Statement of Additional Information may be obtained, free of charge, at https://nationwide.onlineprospectus.net/NW/C000024492NW/index.php.
Reports and other information about the Variable Account are available on the SEC’s website at http://www.sec.gov. Copies of this information may be obtained, upon payment of a duplicating fee, by electronic request at the following email address: publicinfo@sec.gov.
SEC Contract Identifier: C000024492